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                                                                  EXECUTION COPY



June 14, 2005

BY HAND

Mr. Lewis B. Kaden
[home address redacted]

Dear Lew:

We are delighted to extend to you an offer to join Citigroup Inc. (the "COMPANY") as Vice Chairman and Chief Administrative Officer of the Company. Your employment will commence no later than September 6, 2005, and will continue until terminated by you, by the Company, or by reason of your death.

If you accept, you will be joining a family of companies that serves 200 million customer accounts in nearly 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

In your capacity as Vice Chairman and Chief Administrative Officer of the Company, you will report directly to me, and you will be a member of the Business Heads Committee, the Citigroup Management Committee, and the Citigroup Business Practices Committee.

You shall perform such duties as are consistent with your position as Vice Chairman and Chief Administrative Officer of the Company. Without limiting the generality of the foregoing, your specific responsibilities shall include management and direct oversight at the corporate level of all of the Company's functional departments (other than those that report to the Chief Financial Officer). Your duties will not include responsibility for any of the Company's operating business units. You agree that during your employment with the Company, you will devote your best efforts and substantially all of your business time and services to the business and affairs of the Company.

1. BASE SALARY. Your salary will be paid in accordance with the Company's standard policies in effect from time to time (currently, semi-monthly) at an annual rate of $500,000.

2. INCENTIVE AWARDS. The level of your annual incentive awards will be guaranteed with respect to the awards to be made to you in early 2006 and 2007 when such awards are made to similarly situated senior executives at the Company (which includes the Business Heads), subject
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Mr. Lewis B. Kaden
June 14, 2005
Page 2 of 10


to extraordinary circumstances drastically negatively affecting the Company's operating results and, in such event, only to the extent of any similar effect on total compensation (including incentive awards) made to similarly situated senior executives at the Company.

The annual incentive award to be made to you in early 2006 will have a pre-tax nominal value of $1.8 million. The annual incentive award to be made to you in early 2007 will have a pre-tax nominal value of $5.5 million. In 2008 and thereafter during your employment with the Company, you will be eligible to be considered for discretionary incentive awards, which are generally made on an annual basis and may recognize the Company's performance as well as your performance of your job functions in accordance with the Company's standards and policies in effect from time to time. Your discretionary incentive awards will be determined on the same basis, and made to you at the same time, as those provided to similarly situated senior executives at the Company.

The incentive awards to be made in early 2006 and 2007, as well as any future discretionary incentive awards you may receive from the Company, will be granted as a combination of a cash bonus and retention awards of restricted or deferred stock in accordance with our Capital Accumulation Program ("CAP"), a tax deferred plan. The terms and conditions applicable to your CAP awards will be the same as for similarly situated senior executives at the Company. Under current program guidelines, the cash bonus to be paid to you in each of early 2006 and 2007 will be 60% of the pre-tax nominal value of the annual incentive award for such year (less applicable withholdings and deductions). 25% of the pre-tax nominal value of the annual incentive award will be delivered as a Core CAP award (computed as described below), and 15% of the pre-tax nominal value of the annual incentive award will be delivered as a Supplemental CAP award. The number of Core CAP shares shall be calculated by dividing 25% of the pre-tax nominal value of the annual incentive award by 75% of the market price of Company common stock, as determined under CAP guidelines, and the number of Supplemental CAP shares shall be calculated by dividing 15% of the pre-tax nominal value of the annual incentive award by 100% of such market price of Company common stock. CAP Awards are subject to vesting conditions, including but not limited to continued employment with the Company, and will be cancelled if the conditions to vesting are not satisfied, except as otherwise provided in this letter. In order to be eligible to receive any discretionary incentive award, you must be actively employed on the date the award is granted.
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Mr. Lewis B. Kaden
June 14, 2005
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3. ADDITIONAL INCENTIVE AWARD. You will receive an additional incentive award of restricted or deferred stock (the "ADDITIONAL INCENTIVE AWARD") with a pre-tax nominal value equal to $3.7 million (the "ADDITIONAL INCENTIVE AMOUNT") in early 2006, at the same time you receive your Core CAP and Supplemental CAP awards.
The Additional Incentive Award will be subject to the same vesting conditions and termination provisions as such CAP awards. The number of shares constituting your Additional Incentive Award shall be calculated by dividing the Additional Incentive Amount by 100% of the market price of Company common stock, as determined under CAP guidelines.

If, as a result of the incentive awards to be paid in early 2006 or early 2007, you would be one of the 5 most highly paid executive officers of the Company such that you would be included in the summary compensation table of the Company's proxy statement for the compensation year ending December 31, 2005 or December 31, 2006, as the case may be, your annual incentive awards and the Additional Incentive Award otherwise guaranteed herein to be paid with respect to such compensation year will be subject to the terms and conditions of the Company's Executive Performance Plan (EPP). Subject to the Company's meeting the performance criteria in the EPP which are based on the Company's operating results, it will be recommended to the Personnel and Compensation Committee of the Board of Directors that you receive the annual incentive awards and the Additional Incentive Award otherwise for such compensation year as described above.

You will also be eligible to receive any other incentive awards, on the same basis, at the same time and on the same terms and conditions as other similarly situated senior executives at the Company.

4. STOCK OWNERSHIP COMMITMENT. Citigroup is a leader among companies that maintain a stock ownership commitment. For so long as you remain a member of senior management, you will be required to hold 75% of the shares you own on the date you become subject to the commitment and 75% of the net (after tax) shares you acquire under the Company's equity programs.

5. REGULATORY MATTERS. Effective with the commencement of your employment, you will become a Section 16 Officer of the Company, you will be subject to Regulation O of the Board of Governors of the Federal Reserve Bank, the Company's Loan Prohibition Policy and the Corporate
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Mr. Lewis B. Kaden
June 14, 2005
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Personal Trading Policy. You will receive more information about these policies prior to your commencement of employment.

6. SERVICE CREDIT. You will be credited with two years of service with the Company for purposes of determining your eligibility for the "Rule of 75" treatment solely with respect to any restricted or deferred stock or stock option award made to you by the Company. The Rule of 75 shall be applicable to you on terms not less favorable than currently applicable under such plans and programs (e.g., the currently applicable consequences of the Rule of 75 under the equity compensation plans and programs of the Company are as described in clauses (3) and (4) below in the "Termination of Employment Without Cause or for Good Cause" section of this letter).

7. VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. You will not be eligible to receive any of the incentive awards described above (whether guaranteed or discretionary) and all of your then-unvested restricted or deferred stock awards and any stock options that may have been granted to you will be cancelled if, before the date of their scheduled delivery or vesting, as the case may be, you have voluntarily terminated your employment or you have been terminated by the Company for "Cause". "CAUSE" shall mean an action taken by a regulatory body or a self regulatory organization that substantially impairs you from performing your duties; gross misconduct in connection with your employment; material breach of the Company's policies or procedures; dishonesty; breach of your fiduciary duty of loyalty to the Company; violation of a federal or state securities law, rule or regulation; conviction of a felony; material failure in the performance of your duties; or any material misrepresentation made to us in furtherance of this offer.

8. PERQUISITES.

(a) The Company will provide you with a car and driver for your business and personal use, and, subject to availability, you may use Company aircraft for your business travel. When Company aircraft is not available for your business travel, you will be eligible for first-class commercial air travel.

(b) You will receive personal security protection consistent with Company practices and procedures for similarly situated senior executives, as may be in effect from time to time.
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Mr. Lewis B. Kaden
June 14, 2005
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(c) As a member of the Citigroup Management Committee, you are eligible to participate in our Financial Planning Program conducted by AYCO.

9. COMPENSATION AND BENEFITS. You will be eligible to participate in the Company's comprehensive benefit programs. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Except as otherwise provided in this letter, all compensation and benefits are deliverable in accordance with the Company's policies, plans and programs in effect at the time of delivery, and all compensation, benefits, and other policies, plans and programs are subject to change at management's discretion.

10. TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR FOR GOOD CAUSE.

(a) In the event that any time after the commencement of your employment but on or before September 6, 2007, either the Company terminates your employment without Cause or you terminate your employment for Good Cause (as defined below):

(1) The Company will pay you your base salary through the effective date of your termination of employment, and will make an additional cash payment to you equal to the amount of base salary you would have earned from the date of your termination through September 6, 2007, if your employment had not been terminated (less applicable withholdings and deductions);

(2) The Company will make you a cash payment equal to $3.7 million, representing the pro rata guaranteed amount of your annual incentive that would have been paid in 2008 if your employment had not been terminated, plus that portion, if any, of your aggregate guaranteed annual incentive awards scheduled to be paid to you in early 2006 and early 2007 as described above, giving no effect for this purpose to the penultimate paragraph of Section 3, including the Additional Incentive Award, that have not previously been delivered to you in cash or awarded in the form of restricted or deferred stock or stock options prior to the effective date of such termination;

(3) Any stock options awarded to you under any equity compensation plan or program of the Company will immediately vest upon your termination, and you will have the lesser of two years or the
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Mr. Lewis B. Kaden
June 14, 2005
Page 6 of 10


      remaining term of the option to exercise those options, after which time they will be cancelled, and you will not be subject to any non-competition provisions relating to the application of the Rule of 75; and

(4) (i) All Core CAP shares and Supplemental CAP shares allocable to any outstanding award of restricted or deferred stock under CAP, (ii) all shares allocable to your Additional Incentive Award and (iii) any other shares allocable to any outstanding award of restricted or deferred stock under any other equity compensation plan or program of the Company will vest and be distributed to you as soon as practicable following your termination of employment, and you will not be subject to any non-competition provisions relating to the application of the Rule of 75;

(b) In the event that any time after September 6, 2007 but on or before September 6, 2010, either the Company terminates your employment without Cause or you terminate your employment for Good Cause, the provisions of subparagraphs 10 (a)(3) and 10 (a)(4) above shall apply to such termination.

(c) For purposes of this letter, "GOOD CAUSE" is defined as a significant reduction in responsibilities or position; your removal from the Business Heads Committee or the Citigroup Management Committee; a significant reduction in compensation that is either not related to your performance or not applicable to similarly situated senior executives at the Company; or a change in your reporting relationship that results in your reporting to someone other than the Chief Executive Officer of the Company.

(d) If your employment terminates under the circumstances described in this paragraph 10, "Termination of Employment Without Cause or for Good Cause", you will not receive the compensation and benefits provided for in any other section of this letter or any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any Company plan or policy. Instead, you will receive the cash payment(s) and vesting of stock options and restricted or deferred stock, as the case may be, as described in this "Termination of Employment Without Cause or for Good Cause" section, provided that you execute a settlement agreement and general release that is acceptable to the Company.

11. DEATH OR DISABILITY. In the event of a termination of your employment due to your death or Disability (as defined in the Company's
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Mr. Lewis B. Kaden
June 14, 2005
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long-term disability plan) at any time after the commencement of your employment but on or before September 6, 2007:

(a) The Company will make a cash payment for any earned but unpaid base salary through such effective date of termination (less applicable withholdings and deductions, and in the case of a Disability, net of any payments received under the Company's long term disability plan);

(b) If the termination occurs before the Additional Incentive Award and the annual incentive awards are made in early 2006, the Company will make you a cash payment equal to $5.5 million, multiplied by a fraction, the numerator of which shall be the number of days worked during 2005 and the denominator of which shall be the number of days from the date of commencement of your employment through December 31, 2005;

(c) If the termination occurs after the Additional Incentive Award and the annual incentive awards are made in early 2006, but before the annual incentive awards are made in early 2007, the Company will make you a cash payment equal to $5.5 million, multiplied by a fraction, the numerator of which shall be the number of days worked during 2006 and the denominator of which shall be 365;

(d) If the termination occurs after the annual incentive awards have been made in early 2007 but before September 6, 2007, the Company will make you a cash payment equal to $5.5 million, multiplied by a fraction, the numerator of which shall be the number of days worked during 2007 and the denominator of which shall be 365; and

(e) The provisions of subparagraphs 10(a)(3) and 10(a)(4) above under the section of this letter entitled "Termination of Employment Without Cause or for Good Cause" shall also apply.

12. PRIOR RESTRICTIVE COVENANTS. You represent that you are not subject to any contractual restrictive covenants, and as a result, your employment with the Company will not be in violation of any pre-existing restrictive covenant, and you understand that your employment with the Company is contingent upon same.

13. NON-SOLICITATION. In consideration of your employment, you agree that while you are employed with the Company and for one year following termination of your employment, you will not directly or indirectly solicit,
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Mr. Lewis B. Kaden
June 14, 2005
Page 8 of 10


induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with the Company.

14. CONFIDENTIAL AND PROPRIETARY INFORMATION. You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation to protect the confidentiality of such information and not to use, publish or otherwise disclose such information either during or after your employment with the Company.

15. GOVERNING LAW AND ARBITRATION. The terms and conditions set forth in this letter will be governed by and interpreted in accordance with the laws of the State of New York. Any controversy or dispute relating to your employment with or separation from the Company, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

16. TAXES. All compensation, payments, incentive and retention awards, perquisites, and benefits set forth in this letter are subject to, and the Company will withhold such federal, state and local taxes as the Company determines are required by applicable law or regulation. You remain obligated to pay all required taxes on all compensation, payments, incentive and retention awards, perquisites, and benefits regardless of whether these amounts have been withheld or are required to be withheld by the Company.

17. SECTION 409A. The parties agree that the payments and benefits under this letter may be subject to section 409A of the Internal Revenue Code of 1986, as amended, and the regulations relating thereto (the "Code"). The parties agree to amend this letter to the extent necessary to comply with section 409A and any Treasury pronouncements relating thereto.

18. NOTICES. Any notice, request or demand given pursuant to this letter shall be in writing and shall be delivered to the designees below via hand delivery; first-class mail, certified and registered; or overnight delivery by a nationally recognized overnight courier service:
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Mr. Lewis B. Kaden
June 14, 2005
Page 9 of 10


TO LEWIS B. KADEN:              TO THE COMPANY:
Mr. Lewis B. Kaden              Michael E. Schlein,
[home address redacted]         Senior Vice President, Global Corporate Affairs,
                                Human Resources and Business Practices
                                Citigroup Inc.
                                399 Park Avenue
                                New York, NY  10022

with a copy to:                 with a copy to:

Beverly F. Chase, Esq.          Gail S. Wilson, Esq.
Davis Polk & Wardwell           General Counsel, Human Resources
450 Lexington Avenue            Citigroup Inc.
New York, New York 10017        425 Park Avenue
tel: 212-450-4383               New York, NY  10022
fax: 212-450-3383               tel: 212-793-7601
                                fax: 212-793-7600


19. TRANSITION MATTERS. You will take steps satisfactory to Citigroup to assure that no conflict of interest will exist while you are employed with Citigroup as a result of your retirement arrangement with Davis Polk & Wardwell.

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility. Please contact Edith Ginsberg at (212) 559-2957 to make appropriate arrangements.

This letter and the enclosed Principles of Employment describe the Company's offer of employment. Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the Corporate Center Employee Handbook, the Citigroup Code of Conduct or the Principles of Employment (which you must read carefully, sign and return as part of accepting our offer). This letter should not be construed as a promise or guarantee of employment for any defined period of time. Your employment with the Company is "at will", which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.
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Mr. Lewis B. Kaden
June 14, 2005
Page 10 of 10


We are confident that Citigroup Inc. will provide you with a rewarding and challenging career, and I look forward to working with you in your new role.

Please let me know that you have accepted this offer by signing below and returning your signed letter and Principles of Employment to me.

Sincerely,

Citigroup Inc.


/s/ Charles O. Prince
------------------------------------
By: Charles O. Prince,
    Chief Executive Officer

ACCEPTED AND AGREED:



/s/ Lewis B. Kaden                         June 14, 2005
------------------------------------       -------------------------------------
Lewis B. Kaden                             Date



Enclosure: Principles of Employment